Exhibit 99.1

Anika Therapeutics Reports Record Product Revenues for 2007

Strong Fourth Quarter Leads to Record Revenue for 2007

Company Strengthens its Worldwide Joint Health Franchise with Recent Start of U.S. Clinical Study of MONOVISC™ and Launch of ORTHOVISC® mini in European Union

BEDFORD, Mass.--(BUSINESS WIRE)--Anika Therapeutics, Inc. (Nasdaq: ANIK), a leader in products for tissue protection, healing and repair based on hyaluronic acid (“HA”) technology, today reported record revenue for the year ending December 31, 2007. Anika also continued to strengthen its global position in joint health therapies with the recent launch in Europe of ORTHOVISC®mini, a HA osteoarthritis treatment specifically targeted for smaller joints, and the commencement of a key U.S. clinical study of its single-injection osteoarthritis product, MONOVISC™, for the relief of knee pain.

Revenue

Anika reported product revenue of $7,916,000 for the fourth quarter of 2007, compared with $5,078,000 in the same period last year. For the year ended December 31, 2007, product revenue increased to $26,905,000, compared with $23,953,000 in full year 2006. The increase in product revenue for the quarter was primarily attributable to strong domestic and international sales of the Company’s ORTHOVISC® product line.

During the fourth quarter and year ended December 31, 2007, the Company reported licensing, milestone and contract revenue of $1,711,000 and $3,925,000, respectively. For the fourth quarter and year ended December 31, 2006, licensing, milestone and contract revenue was $811,000 and $2,887,000, respectively. These increases reflect the impact of our accounting for the termination of our previous ELEVESS™ contracts with Galderma.

Total revenue for the fourth quarter of 2007 was $9,627,000, compared with $5,889,000 in the fourth quarter of 2006. For the year ended December 31, 2007, total revenue was a record $30,830,000, compared with $26,841,000 in 2006.

Product Gross Margin

Product gross margin for the fourth quarter of 2007 increased to 59% from 40% in last year's fourth quarter. Product gross margin for the year ended December 31, 2007 was 56% versus 54% for full year 2006. The quarter and full year improvements in gross margins were due primarily to strong domestic ORTHOVISC sales and favorable material prices.

Net Income

Net income for the fourth quarter of 2007 was $1,673,000, or $0.15 per diluted share, compared with $1,047,000, or $0.09 per diluted share, for the same period last year. Net income for the year ended December 31, 2007 was $6,035,000, or $0.53 per diluted share, compared with $4,604,000, or $0.41 per diluted share, in 2006. The improvement in net income in both the fourth quarter and full year periods was due to increased product sales, milestones recognition, higher gross margins, and a lower effective tax rate. The lower tax rate reflects higher state investment tax credits as a result of Anika’s ongoing investment in its new facility, as well as increased domestic jobs creation deductions and tax credits related to R&D spending.

Other

Anika’s cash, cash equivalents and short-term investments at December 31, 2007 were $39,406,000 compared with $47,167,000 at December 31, 2006. The decrease reflects the Company’s investment in its new facility to increase capacity, and upgrade its new product development capabilities.

Management Commentary

“This has been a year of tremendous progress for Anika,” said Charles H. Sherwood, Ph.D., Anika’s president and chief executive officer. “Revenue for ORTHOVISC increased more than 110 percent in the fourth quarter and finished strongly for the year thanks to demand in the U.S. and in international markets during the second half of the year. We received European CE Mark approval for our new MONOVISC single-injection osteoarthritis product based on our proprietary cross-linking technology, and began enrolling patients in a key U.S. clinical study of that product for the relief of knee pain. In addition, we recently completed the European launch of ORTHOVISC mini, our hyaluronic acid-based osteoarthritis treatment specifically targeted to treat smaller joints. Operationally, we expanded our R&D headcount and made significant additions to our technical and scientific staffs. And in November, we completed Phase 1 of our new facility in Bedford and moved in our R&D, regulatory, marketing and administration associates.”

“We have focused considerable attention on securing a distribution partner for ELEVESS, our HA-based soft-tissue filler for facial wrinkles and scar remediation that incorporates lidocaine,” continued Sherwood. “Interest is high among the potential partners we have met with and we are pursuing this effort vigorously. We are also in the midst of a marketing program targeting the dermatology community with detailed information, samples, and training on ELEVESS, and we’re pleased to report significant interest on the part of both doctors and patients.”

“We believe that we have a robust pipeline of products for our proprietary HA technology that we can begin to leverage worldwide,” continued Sherwood. “We look forward to introducing MONOVISC in Europe by mid year 2008 and capitalizing on the recent launch of ORTHOVISC mini in that region. With the progress we have made in pursuing a partner for ELEVESS, we anticipate launching the product mid year. Additionally, we expect that our new facility will play an important role in improving the efficiency of our business and R&D processes in the coming year. We look forward to 2008 with confidence in our product portfolio and expect this to be a good year of revenue growth for Anika.”

Conference Call Information

Anika will hold a conference call to discuss its financial results, business highlights and outlook on Thursday, March 6, 2008, at 9:00 a.m. ET. In addition, the Company will answer questions concerning business and financial developments and trends, and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial 888-680-0893 (International callers dial 617-213-4859) and use the passcode 88280313. Please call approximately 10 minutes before the starting time and reference Anika Therapeutics. In addition, the conference call will be available to interested parties through a live audio Internet broadcast at www.anikatherapeutics.com. The call will be archived and accessible on the same website shortly after the conclusion of the call.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products include ORTHOVISC®, a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by DePuy Mitek; HYVISC®, a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc.; the ELEVESS™ family of aesthetic dermatology products for facial wrinkles, scar remediation and lip augmentation; AMVISC®, AMVISC® Plus, STAARVISC™-II and Shellgel™ injectable viscoelastic HA products for ophthalmic surgery; INCERT®, an HA-based anti-adhesive for surgical applications; ORTHOVISC® mini a treatment for osteoarthritis targeting small joints and available in Europe, MONOVISC™ a single-injection osteoarthritis product based on our proprietary cross-linking technology and scheduled to launch in Europe mid year 2008, and next generation products for joint health and aesthetic dermatology based on the Company’s proprietary, chemically modified HA.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as "expectations," "remains," "focus," "expected," "prospective," "expanding," "building," "continue," "progress," “plan,” "efforts," "hope," "believe," "objectives," "opportunities," "will," "seek," “expect” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements. These statements also include: (i) the company's expectations regarding its cosmetic dermatology product, ELEVESS™, (ii) product gross margin (iii) the company’s expectations concerning its MONOVISC product, (iv) statements concerning ORTHOVISC mini, and (v) statements concerning revenue growth . These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks, uncertainties and other factors. The company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the company’s ability to license ELEVESS to a new distribution partner on terms favorable to the company, if at all; (ii) the company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application and/or FDA approval, and/or receive FDA or other regulatory approvals of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (iii) the company's research and product development efforts and their relative success, including whether the company has any meaningful sales of any new products resulting from such efforts; (vi) the cost effectiveness and efficiency of our manufacturing operations and production planning; (v) the strength of the economies in which the company operates or will be operating, as well as the political stability of any of those geographic areas (vi) future determinations by the company to allocate resources to products and in directions not presently contemplated or (vii) the company’s ability to launch MONOVISC in Europe, if at all. Any delay in receiving any regulatory approvals may adversely affect the company's competitive position. Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved. There is also a risk that (i) the company's existing distributors (including its distributor in Turkey) or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the company's efforts to enter into long-term marketing and distribution arrangements, including with new international distributors for ORTHOVISC and MONOVISC, will not be successful, (iii) new distribution arrangements will not result in meaningful sales of the company's products, (iv) the company will be unable to achieve performance and sales threshold milestones in its distribution agreements, (v) competitive products will adversely impact the company's product sales, (vi) the estimated size(s) of the markets which the company has targeted its products will fail to be achieved, (vii) lack of adequate coverage and reimbursement provided by governments and other third party payers for our products and services, including non-reimbursement of ORTHOVISC in Turkey, could have a material adverse effect on our results of operations, or (viii) increased sales of the company's products, including HYVISC®, ORTHOVISC , or its ophthalmic products, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the company's business and operations. There can be no assurance that the company will license ELEVESS to a new distribution partner on terms favorable to the company or at all. Certain other factors that might cause the company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in each of the company's Annual Report on Form 10-K for the year ended December 31, 2006 and on Form 10-Q for the period ended September 30, 2007, as well as those described in the company's other press releases and SEC filings.

Anika Therapeutics, Inc. and Subsidiary
Consolidated Statements of Operations
(unaudited)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Product revenue	$ 7,915,967	$ 5,077,561	$ 26,905,100	$ 23,953,285
Licensing, milestone and contract revenue	1,710,866	811,395	3,924,721	2,887,329
Total revenue	9,626,833	5,888,956	30,829,821	26,840,614

Operating expenses:
Cost of product revenue	3,225,979	3,054,111	11,880,989	11,117,861
Research & development	1,395,402	504,477	4,364,620	3,616,435
Selling, general & administrative	2,884,634	1,459,853	7,996,781	6,678,845
Total operating expenses	7,506,015	5,018,441	24,242,390	21,413,141
Income from operations	2,120,818	870,515	6,587,431	5,427,473
Interest income, net	408,041	580,674	2,100,663	2,100,749
Income before income taxes	2,528,859	1,451,189	8,688,094	7,528,222
Provision for income taxes	855,463	404,427	2,652,840	2,924,006
Net income	$ 1,673,396	$ 1,046,762	$ 6,035,254	$ 4,604,216
Basic net income per share:
Net income	$ 0.15	$ 0.10	$ 0.55	$ 0.43
Basic weighted average common shares outstanding	11,177,521	10,745,819	11,059,582	10,639,028
Diluted net income per share:
Net income	$ 0.15	$ 0.09	$ 0.53	$ 0.41
Diluted weighted average common shares outstanding	11,511,862	11,196,213	11,453,600	11,155,249

Anika Therapeutics, Inc. and Subsidiary
Consolidated Balance Sheets

		December 31,	December 31,
		2007	2006
ASSETS
Current assets:
Cash and cash equivalents		$ 35,903,569	$ 47,167,432
Short-term investment		3,501,974	—
Accounts receivable, net		5,795,973	3,509,508
Inventories		4,390,118	5,395,596
Current portion deferred income taxes		1,657,007	1,312,901
Prepaid expenses and other		1,194,081	220,445
Total current assets		52,442,722	57,605,882
Property and equipment, at cost		28,101,422	13,255,240
Less: accumulated depreciation		(8,731,706)	(10,237,232)
		19,369,716	3,018,008
Long-term deposits and other		433,081	193,050
Intangible asset, net		995,098	—
Deferred income taxes		6,256,067	7,296,689
Total Assets		$ 79,496,684	$ 68,113,629

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable		$ 4,866,619	$ 965,180
Accrued expenses		2,760,010	1,573,835
Deferred revenue, current		2,806,778	2,905,099
Income taxes payable		203,954	17,253
Other long-term liabilities		398,365	64,525
Long-term deferred revenue		13,500,001	17,099,712
Total liabilities		24,535,727	22,625,604
Stockholders’ equity
Preferred stock		—	—
Common stock		112,233	107,727
Additional paid-in-capital		40,695,940	37,262,768
Retained earnings		14,152,784	8,117,530
Total stockholders’ equity		54,960,957	45,488,025
Total Liabilities and Stockholders’ Equity		$ 79,496,684	$ 68,113,629
Anika Therapeutics, Inc. and Subsidiary
Supplemental Financial Data -
(unaudited)

Product Gross Margin and Revenue by Product Line

	Quarter Ended				Twelve Months Ended
	December 31,				December 31,
	2007	% Ttl	2006	% Ttl	2007	% Ttl	2006	% Ttl
Ophthalmic Products	$ 2,448,545	31%	$ 2,316,157	46%	$ 10,517,156	39%	$ 10,748,765	45%
ORTHOVISC	4,707,742	59%	2,221,897	44%	13,602,493	51%	11,340,433	47%
HYVISC	688,028	9%	522,077	10%	2,370,898	9%	1,820,617	8%
Other	71,652	1%	17,430	0%	414,553	1%	43,470	0%
	$ 7,915,967	100%	$ 5,077,561	100%	$ 26,905,100	100%	$ 23,953,285	100%

Product gross profit	$ 4,689,988		$ 2,023,450		$ 15,024,111		$ 12,835,424
Product gross margin	59%		40%		56%		54%

Product Revenue by Geography

	Quarter Ended				Twelve Months Ended
	December 31,				December 31,
	2007	% Ttl	2006	% Ttl	2007	% Ttl	2006	% Ttl
Domestic	$ 5,858,105	74%	$ 3,873,984	76%	$ 20,034,764	74%	$ 15,011,369	63%
International	2,057,862	26%	1,203,577	24%	6,870,336	26%	8,941,916	37%
	$ 7,915,967	100%	$ 5,077,561	100%	$ 26,905,100	100%	$ 23,953,285	100%

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., CEO
or
Kevin W. Quinlan, CFO, 781-457-9000